EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Richard B. Hurd
Chief Executive Officer
Telephone:	(414) 421-8200

1895 BANCORP OF WISCONSIN, INC.
ANNOUNCES CLOSING OF OFFERING AND FINAL EXCHANGE RATIO

Greenfield, Wisconsin, July 14, 2021 — 1895 Bancorp of Wisconsin, Inc., a federal corporation (“Old 1895 Bancorp”) (NASDAQ: BCOW), the holding company for PyraMax Bank, FSB (the “Bank”),  announced today that the offering of 1895 Bancorp of Wisconsin, Inc., a Maryland corporation, (“New 1895 Bancorp”) which was conducted in connection with the conversion of 1895 Bancorp of Wisconsin, MHC (the “MHC”) closed on July 14, 2021. As was previously disclosed, the offering was completed at the maximum of the offering range (3,542,000 shares of common stock at $10.00 per share).

Old 1895 Bancorp also announced the finalization of the exchange ratio. At the effective time of the conversion, each share of Old 1895 Bancorp’s common stock, other than shares owned by the MHC, will be converted into 1.3163 shares of New 1895 Bancorp common stock.

The shares of Old 1895 Bancorp’s common stock will continue to trade on the Nasdaq Capital Market under the trading symbol “BCOW” through the closing of the market on Wednesday, July 14, 2021 and it is anticipated that the shares of New 1895 Bancorp common stock will begin to trade on the Nasdaq Capital Market under the same symbol “BCOW” beginning on Thursday, July 15, 2021.

Eligible account holders wishing to confirm their allocations may do so online at https://allocations.kbw.com. You may also contact the Stock Information Center at 1-(877) 643-8217. The Stock Information Center is open from 9:00 a.m. to 3:00 p.m., Central Time, Monday through Friday.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include: delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization; risks related to the real estate and economic environment, particularly in the market areas in which Old 1895 Bancorp operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in Old 1895 Bancorp’s and New 1895 Bancorp’s filings with the Securities and Exchange Commission.

Old 1895 Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Old 1895 Bancorp wishes to advise readers that the factors listed above could affect Old 1895 Bancorp’s financial performance and could cause Old 1895 Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Old 1895 Bancorp does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.